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                                                                  Exhibit 10.56

                             SECOND AMENDMENT TO THE
                 1998 RESTATEMENT OF THE HA-LO INDUSTRIES, INC.
                               401(k) SAVINGS PLAN


         WHEREAS, HA-LO Industries, Inc. (the "Company") established and maintains the HA-LO Industries, Inc. 401(k) Savings Plan (the
"Plan") for the benefit of its eligible employees; and

         WHEREAS, amendment of the Plan is now considered desirable;

         WHEREAS, the power to amend the Plan is reserved to the Company under Section 11.1 of the Plan.

         NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended, effective as provided herein, in the following particulars:

         1. Effective January 1, 1998, by substituting for Section 2.2 of the Plan the following:

         ACTUAL DEFERRAL PERCENTAGE means the percentage determined by dividing the 401(k) Contributions and Matching Contributions allocated to a Participant's 401(k) and Matching Account by the Participant's Testing Compensation. A Participant's Actual Deferral Percentage will be determined in accordance with Treasury Regulation ss. 1.401(k)-1.

         The term "Testing Compensation" means any and all items of compensation which the Company establishes and which satisfies the requirements for a definition of compensation under Code Section 414(s) and regulations thereunder.

         2. Effective January 1, 1999, by substituting for Section 2.7 of the Plan the following:

         COMPENSATION means for any period the base salary and wages for regular hours worked paid by the Company or any Related Entity for services rendered as an employee, including commissions paid to sales representatives, and the amount of any Company contribution pursuant to a salary reduction agreement which is not includable in the gross income of the Participant under Code Section 125, 402(e)(3), 402(h) or 403(b). Compensation, however, shall not include the Participant's share in any Profit


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         Sharing or Matching Contributions under the Plan or to any other employee benefit or insurance program, bonuses or overtime pay. For all purposes of the Plan, Compensation in excess of the applicable dollar limitation contained in Code Section 401(a)(17), as may be adjusted by the Secretary of the Treasury for cost-of-living increases, shall be disregarded for each Plan Year. The Compensation of a Participant who becomes eligible to participate at any time other than the first day of a Plan Year shall include only his Compensation paid to him while a Participant in the Plan.

         3. Effective April 1, 1999, by adding to the end of Section 3.1 of the Plan the following:

         Notwithstanding any provision in the Plan to the contrary, for an Employee who is hired due to a corporate acquisition and who satisfies the requirements for participation in the Plan, the Plan Administrator may set a separate, special Entry Date, as shall be determined by the Plan Administrator in a uniform and nondiscriminatory manner.

         4. Effective March 1, 1999, by substituting for the last sentence of
Section 11.1 of the Plan the following:

         Notwithstanding any provision in the Plan to the contrary, the Company has further delegated to Richard A. Magid and Lou Weisbach the authority to amend the Plan with respect to amendments which would affect the cost of benefits provided under the Plan, to approve plan mergers and spinoffs and to appoint members to the committee appointed to administer the Plan.


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